Exhibit (10.3)

Cooperation Agreement

National Center for Audio/Visual Education of the Ministry of Education, Tengtu Company and Legend Group

         In order to expedite the established projects on "Relief to Disadvantaged Regions", "Contemporary Distance Learning" and "IT Education" the National Center for Audio/Visual Education of the Ministry of Education has thoroughly analyzed and compared various desktop operating and application systems and has decided to use the MS Windows 98 (Chinese edition) and Office 2000 (Chinese edition) software for the above projects. The Center has also recommended to use MS SB S4.5 as the operating system and application system for the Server for the same projects.

         After the National Center for Audio / Visual Education has discussed with Tengtu Beijing, and with the full support of Microsoft ( China) and Legend Group, it has been decided to bundle Windows 98 and Office 20000 together and offer this software package at special price to all the elementary / secondary schools listed under the above projects. The MS SBS4.5 has also been offered to the schools at special price. For this, the following agreement has been reached:

         1. This software package will be installed in the equipment and systems in use at the 5,000 elementary / secondary schools implemented by the National Center for Audio / Visual Education.

         2. As stipulated by the Ministry of Education, the National Center for Audio / Visual Education will coordinate the overall purchase of the above software product and this product will be distributed to the schools under the same unified name of "IT Education of the National Center for Audio / Visual Education under the Ministry of Education".

         3. Microsoft will provide full technical services and after-sales services and support for the above software products.

         4. Tengtu, Microsoft and Legend Group (authorized Microsoft Training Center) will be responsible for the training of the users covered by the "Relief to Disadvantaged Regions Project" and related marketing undertakings.

         5. In close cooperation with the National Center for Audio / Visual Education, Tengtu will provide approved application system products for campus network, digital classroom and distance learning to those users who are now undergoing IT-based construction.

TengtuLegendAgreement                                                     Pg.1

         6. Under the leadership of the National Center for Audio / Visual Education, Tengtu Beijing will participate in the R & D for the various application items for elementary / secondary schools in order to provide them with suitable teaching application products.



National Center for             Tengtu Culture & Education            Legend
Audio / Visual Education,       Electronics Development Co. Ltd.       Group
Ministry of Education

Official Seal                   Official Seal                     Official Seal


Signature                       Signature                         Signature


Date                            Date                              Date








TengtuLegendAgreement                                                     Pg. 2